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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 5

               ANNUAL STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940

[ ] Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instruction 1(b).
[ ] Form 3 Holdings Reported
[ ] Form 4 Holdings Reported

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1. Name and Address of Reporting Person*

Wills                                Stephen               T.
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   (Last)                           (First)             (Middle)

103 Carnegie Center, Suite 200
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                                    (Street)

Princeton,                            NJ                 08540
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   (City)                           (State)              (Zip)


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2. Issuer Name and Ticker or Trading Symbol

Palatin Technologies, Inc. (PTN)

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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

06/00

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5. If Amendment, Date of Original (Month/Year)


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6. Relationship of Reporting Person(s) to Issuer
   (Check all applicable)

   [ ]   Director                             [ ]   10% Owner
   [X]   Officer (give title below)           [ ]   Other (specify below)

Executive vice president and chief financial officer

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7. Individual or Joint/Group Reporting
          (check applicable line)
   [X] Form filed by one Reporting Person
   [ ] Form filed by more than one Reporting Person

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
                         Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
====================================================================================================================================
                                                                                                5.             6.
                                                                 4.                             Amount of      Owner-
                                                                 Securities Acquired (A) or     Securities     ship
                                                                 Disposed of (D)                Beneficially   Form:
                                                      3.         (Instr. 3, 4 and 5)            Owned at End   Direct     7.
                                      2.              Trans-     ----------------------------   of Issuer's    (D) or     Nature of
1.                                    Transaction     action                     (A)            Fiscal Year    Indirect   Indirect
Title of Security                     Date (Month/    Code                       or             (Instr. 3      (I)        Beneficial
(Instr. 3)                            Day/Year)       (Instr. 8)     Amount      (D)    Price   and 4)         (Instr. 4) Ownership
------------------------------------------------------------------------------------------------------------------------------------

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* If the Form is filed by more than one Reporting Person, see Instruction 4(b)(v).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.


FORM 5 (continued)        Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
                                     (e.g., puts, calls, warrants, options, convertible securities)
====================================================================================================================================
                                                                                                          9.        10.
                                                                                                          Number    Owner-
                                                                                                          of        ship
                    2.                                                                                    Deriv-    of
                    Conver-                   5.                               7.                         ative     Deriv-   11.
                    sion                      Number of                        Title and Amount           Secur-    ative    Nature
                    or                        Derivative     6.                of Underlying     8.       ities     Secur-   of
                    Exer-                     Securities     Date              Securities        Price    Bene-     ity:     In-
                    cise     3.               Acquired (A)   Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-  4.       or Disposed    Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action  Trans-   of(D)          (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date    action   (Instr. 3,     ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/ Code     4 and 5)       Date     Expira-            Number  ity      Year      (I)      ship
Security            Secur-   Day/    (Instr.  ------------   Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)   8)       (A)     (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
stock option                                                                   common
(right to buy)      $4.875   07/08/99  A      50,000         Note 1   07/08/09 stock      50,000 Note 2    50,000    D
------------------------------------------------------------------------------------------------------------------------------------
stock option                                                                   common
(right to buy)      $3.0625  10/05/99  A      150,000        04/04/00 04/04/10 stock     150,000 Note 2   150,000    D
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

Explanation of Responses:

(1) Option is currently exercisable as to 66% (33,000) of the shares and becomes exercisable as to the remaining 34% (17,000) of the shares on July 8, 2001.

(2)  Option granted as incentive compensation without cash consideration.



 /s/  Stephen T. Wills                                       August 10, 2000
---------------------------------------------            -----------------------
**Signature of Reporting Person                                   Date



** Intentional misstatements or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently
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